    As filed with the Securities and Exchange Commission on February 5, 1998
                                           Registration Statement No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-3

                             ----------------------

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ----------------------

                                  ORAVAX, INC.

             (Exact name of registrant as specified in its charter)

                             ----------------------

             DELAWARE                                    04-3085209
   (State or other jurisdiction             (I.R.S. Employer Identification No.)
of incorporation or organization)

                                38 SIDNEY STREET
                         CAMBRIDGE, MASSACHUSETTS 02139
                        (Address, including zip code, and
                     telephone number, including area code,
                            of registrant's principal
                               executive offices)

                             ----------------------

                                 LANCE K. GORDON
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  ORAVAX, INC.
                                38 SIDNEY STREET
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 494-1339
                     (Name, address, including zip code, and
                     telephone number, including area code,
                              of agent for service)

                                    COPY TO:

                           JOHN M. WESTCOTT, JR., ESQ.
                                HALE AND DORR LLP
                                 60 STATE STREET
                           BOSTON, MASSACHUSETTS 02109
                                 (617) 526-6000

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] 333-_______.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] 333-__________.

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         -------------------------------

                         CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                                       Proposed          Proposed
          Title of Each Class of                      Amount           Maximum           Maximum
        Securities to be Registered                    to be        Offering Price      Aggregate          Amount of
                                                    Registered       Per Share(1)   Offering Price(1)   Registration Fee
------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share........  7,294,737 shares       $2.25          $16,413,159           $4,842
------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the Nasdaq National Market on January 29, 1998.

         THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

================================================================================

PROSPECTUS

                                7,294,737 Shares

                                  ORAVAX, INC.

                                  Common Stock

                              ---------------------

         This Prospectus covers the resale of up to 7,294,737 shares of Common Stock, $0.001 par value per share (the "Common Stock") of OraVax, Inc. ("OraVax" or the "Company") by certain stockholders of the Company (the "Selling Stockholders"). See "Selling Stockholders." 6,631,579 of the shares of Common Stock covered by this Prospectus may be issuable to the Selling Stockholders upon conversion of shares of the Series 6% Convertible Preferred Stock, $.001 par value per share ("6% Convertible Preferred Stock"), of the Company which were issued to the Selling Stockholders pursuant to the several Preferred Stock Investment Agreements between the Company and the Selling Stockholders, each dated as of December 23, 1997 (collectively, the "Investment Agreement"). The remaining 663,158 shares of Common Stock may be issuable to Selling Stockholders who received certain warrants to acquire 6% Convertible Preferred Stock in connection with the services of Cappello Capital Corporation as placement agent. All of the shares offered hereunder are to be sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the shares by the Selling Stockholders.

         The shares covered by this Prospectus represent 200% of the number of shares that may be issued as of the date of this Prospectus based upon a conversion price of $2.00 per share. The actual number of shares of Common Stock offered hereby is subject to adjustment and could be materially less or more than the estimated amount indicated depending upon factors which cannot be predicted by the Company at this time, including, among others, market prices prevailing at the actual date of conversion. This presentation is not intended to constitute a prediction as to the future market price of the Common Stock or as to when Selling Stockholders will elect to convert shares of 6% Convertible Preferred Stock and the 6% Convertible Preferred Stock Warrants issued in the 1997 Private Placement.

         The Selling Stockholders may from time to time sell the shares covered by this Prospectus on the Nasdaq National Market in ordinary brokerage transactions, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution." The Common Stock is traded on the Nasdaq National Market under the symbol "ORVX".

                             ----------------------

                 THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE
                OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                             ----------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
            ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
              OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------

                The date of this Prospectus is __________, 1998.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Company is required to file electronic versions of these documents through the Commission's Electronic Data Gathering, Analysis and Retrieval system (EDGAR). The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock of the Company is traded on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, supplements, exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus regarding the contents of any agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including all exhibits and schedules thereto, may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference:

                  (i) The Company's Annual Report on Form 10-K for the year ended December 31, 1996, as filed with the Commission on March 31, 1997;

                  (ii) The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997, as filed with the Commission on May 12, 1997, August 14, 1997 and November 12, 1997, respectively;

                  (iii) The Company's Current Reports on Form 8-K, dated April 2, 1997 and December 23, 1997, as filed with the Commission on April 11, 1997 and January 21, 1998, respectively; and

                  (iv) The Company's Registration Statement on Form 8-A registering the Common Stock under Section 12(g) of the Exchange Act, as filed with the Commission on May 8, 1995.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Common Stock registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). All such requests shall be directed to: OraVax, Inc., 38 Sidney Street, Cambridge, Massachusetts 02139,
Attention: Vice President, Finance and Administration, Telephone: (617)
494-1339.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

         Certain statements in this Prospectus and in the documents incorporated herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 2B of the Exchange Act. For this purpose, any statements contained herein or incorporated herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "plans," "expects" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements. These factors include those set forth in "Risk Factors" herein.

                                   THE COMPANY

                  OraVax, Inc. ("OraVax" or the "Company") is a leader in the discovery and development of oral vaccines and non-injected antibody products to prevent or treat diseases which infect the human body at its mucosal surfaces. Most bacteria and viral infections attack the body at its mucosal surfaces. These surfaces include the linings of the gastrointestinal, respiratory and genitourinary tracts and the surface of the eyes, an exposed surface area of over 3,600 square feet in the average adult. Consequently, the largest part of the body's immune system is at the mucosal surface and forms an important first line of defense against disease. OraVax was founded to pursue drug discovery and development utilizing the mucosal immune system. The Company has developed proprietary technology and accumulated valuable expertise in the exploitation of the mucosal immune system for drug discovery and development OraVax believes oral vaccines and non-injected antibody products that provide immunity at mucosal surfaces offer a number of important clinical and commercial advantages relative to injected products, including greater clinical efficacy, a higher level of safety, lower costs of administration and improved patient compliance.

         The Company was incorporated in Delaware in 1990 and has its principal offices and laboratories at 38 Sidney Street, Cambridge, Massachusetts (telephone: 617-494-1339).

                                  RISK FACTORS

         The shares of Common Stock offered hereby include a high degree of risk. The following risk factors should be considered carefully in addition to the other information included or incorporated by reference in this Prospectus before purchasing the Shares offered hereby.

         Early Stage of Product Development. The products under development by the Company will require significant additional research and development efforts, including extensive clinical testing and regulatory approval, prior to commercial use. The Company's potential products are subject to the risks of failure inherent in the development of pharmaceutical products based on new technologies. These risks include the possibilities that the Company's therapeutic approach will not be successful, that any or all of the Company's potential products will be found to be unsafe, ineffective, toxic or otherwise fail to meet applicable regulatory standards or receive necessary regulatory clearances, that the potential products, if safe and effective, will be difficult to develop into commercially viable products, to manufacture on a large scale or be uneconomical to market, that proprietary rights of competitors or other parties will preclude the Company from marketing such products; or that competitors or other parties will market superior or equivalent products.

         Future Capital Needs. In addition, the Company will require substantial additional funds in order to continue its research and development programs, preclinical and clinical testing of its product candidates and to conduct full scale manufacturing and marketing of any pharmaceutical products that may be developed. The Company's capital requirements depend on numerous factors, including but not limited to the progress of its research and development programs, the progress of preclinical and clinical testing, the time and costs involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, changes in the Company's existing research relationships, the ability of the Company to establish collaborative arrangements, the development of commercialization activities and arrangements, and the purchase of additional facilities and capital equipment. Based upon its current plans, the Company believes that it has sufficient funds to fund the Company's operating expenses and meet its capital requirements through the fourth quarter of 1998. There can be no assurance, however, that changes in the Company's research and development plans, acquisitions or other events affecting the Company's operations will not result in accelerated or unexpected expenditures. Thereafter, the Company will need to raise substantial additional capital to fund its operations. There can be no assurance, however, that additional financing will be available, or if available, will be available on acceptable or affordable terms.

         Manufacturing Limitations. At present, the Company's ability to manufacture its products is limited to clinical trial quantities. The Company does not have the capability to manufacture commercial quantities of products. The Company's long-term strategy is to develop manufacturing facilities for producing both pilot-scale and commercial quantities of its products. To ensure compliance with current Good Manufacturing Practices ("cGMP") imposed by the FDA, OraVax will need to establish sufficient technical staff to oversee all product operations, including quality control, quality assurance, technical support and manufacturing management. The Company may enter into arrangements with contract manufacturing companies to expand its own production capacity in order to meet requirements for its product candidates. If the Company chooses to contract for manufacturing services and encounters delays or difficulties in establishing relationships with manufacturers to produce, package and distribute its finished pharmaceutical or other medical products (if any), clinical trials, market introduction and subsequent sales of such products would be adversely affected. Moreover, contract manufacturers must operate in compliance with cGMP. The Company's potential dependence upon third parties for the manufacture of its products may adversely affect the Company's profit margins and its ability to develop and deliver such products on a timely and competitive basis.

         Risks Associated with Collaborative Arrangements. The Company's product development strategy may require the Company to enter into various additional arrangements with corporate, government and academic collaborators, licensors, licensees and others. Therefore, the Company may be dependent upon the subsequent success of these outside parties in performing their responsibilities. There can be no assurance that the Company will be able to establish additional collaborative arrangements or license agreements that the Company deems necessary or acceptable to develop and commercialize its potential pharmaceutical products or that such collaborative arrangements or license agreements will be successful.

         Patent and Proprietary Rights. The Company seeks to protect its trade secrets and proprietary know-how, in part, through confidentiality agreements with its employees, consultants, advisors and collaborators. There can be no assurance that these agreements will not be violated by the other parties, that OraVax will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed by competitors. Certain of the technology that may be used in the products of OraVax is not covered by any patent applications relating to the Company's product candidates will result in patents being issued. Moreover, there can be no assurance that any such patents will afford protection against competitors with similar technology. There may be pending or issued third-party patents relating to the product candidates of OraVax. OraVax may need to acquire licenses to, or to contest validity of, any such third party patents. It is likely that significant funds would be required to defend any claim that OraVax infringes a third-party patent, and any such claim could adversely affect sales of the challenged product of OraVax until the claim is resolved. There can be no assurance that any license required under any such patent would be made available.

         Government Regulation. The rigorous preclinical and clinical testing requirements and regulatory approval process of the FDA and of foreign regulatory authorities can take a number of years and require the expenditure of substantial resources. The Company has limited experience in conducting and managing preclinical and clinical testing necessary to obtain government approvals. There can be no assurance that the Company will be able to obtain the necessary approvals for clinical testing or for the manufacturing and marketing of any products that it develops. Additional government regulation may be established that could prevent or delay regulatory approval of the Company's product candidates. Delays in obtaining regulatory approvals would adversely affect the marketing of any products developed by the Company and the Company's ability to receive product revenues or royalties. If regulatory approval of a potential product is granted, such approval may include significant limitations on the indications for which such product may be marketed. Even if initial regulatory approvals for the Company's product candidates are obtained, the Company, its products and its manufacturing facilities are subject to continual review and periodic inspection. The regulatory standards for manufacturing are applied stringently by the FDA. Discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer or facility, including warning letters, fines, suspensions of regulatory approvals, product recalls, operating restrictions, delays in obtaining new product approvals, product recalls, operating restrictions, delays in obtaining new product approvals, withdrawal of the product from the market, and criminal prosecution. Other violations of FDA requirements can result in similar penalties.

         Uncertainty of Third-Party Reimbursement. Government and other third-party payers are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third party payers for uses of the Company's products, the market acceptance of these products would be adversely affected.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                             THE PURCHASE AGREEMENTS

PREFERRED STOCK PRIVATE PLACEMENT

General

         On December 23, 1997, the Company completed a private placement (the "1997 Private Placement") of 6,300 shares of Convertible Preferred Stock pursuant to which it received gross proceeds of $6.3 million. The securities issuances related to the 1997 Private Placement (including shares of Common Stock issuable upon conversion of shares of Convertible Preferred Stock) are referred to herein as the "1997 Private Placement Issuances." All of the securities sold in the 1997 Private Placement were sold in private placements solely to accredited investors under the Securities Act.

Summary of Transaction Terms

         Set forth below is a summary of the material terms of the 1997 Private Placement, which summary is qualified by reference to the full text of the underlying documents which have been previously filed as exhibits to the Company's Current Report on Form 8-K dated as of December 23, 1997.

         Pursuant to the terms of the Investment Agreements, the Company issued and sold in a private placement to certain accredited investors for $1,000 per share an aggregate of 6,300 shares of Convertible Preferred Stock, resulting in gross proceeds to the Company of $6.3 million in the aggregate.

         Each share of Convertible Preferred Stock is entitled to receive cumulative dividends at the rate of $60.00 per share per annum, payable in shares of Convertible Preferred Stock valued at $1,000 per share, when and as declared by the Company's Board of Directors. Such dividends accrue from day to day whether or not earned or declared. Each share of Convertible Preferred Stock is also entitled to a liquidation preference of $1,000 per share, plus any accrued but unpaid dividends and any amounts owing as a result of a failure by the Company to file an effective registration statement within the prescribed period (see discussion below), in preference to any other class or series of capital stock of the Company. Except to determine whether such stock is entitled to its liquidation preference under certain circumstances, and as provided by applicable law, holders of shares of Convertible Preferred Stock have no voting rights.

         Commencing on March 23, 1998, at least 20% and up to 50% (depending upon the price at which the Common Stock is trading) of the number of shares of Convertible Preferred Stock held of record by each holder on such day will become convertible into shares of Common Stock, and thereafter on the same day in successive months additional shares of Convertible Preferred Stock will become convertible (with the additional amount varying from 20% to 50% of the number of shares of Convertible Preferred Stock held of record by such holder on such day depending upon the price at which the Common Stock is trading). On December 23, 2002, all outstanding shares of Convertible Preferred Stock will automatically be converted into Common Stock.

         The number of shares of Common Stock issuable upon conversion of shares of Convertible Preferred Stock will equal the liquidation preference of the shares being converted divided by the then-effective conversion price applicable to the Convertible Preferred Stock (the "Conversion Price"). The Conversion Price as of any date after March 23, 1998 will be the lowest trading price of the Common Stock during the 22 consecutive trading days immediately preceding the date of conversion reduced by the Applicable Percentage described below. The "Applicable Percentage", which is dependent upon the time elapsed after the date of issuance to the date of measurement, will be 5.000% starting on the first day of the fourth month and will increase in the subsequent 14 months to 6.125%, 7.250%, 8.375%, 9.500%, 10.625%, 11.750%, 12.875%, 14.000%, 15.125%, 16.250%,
17.375%, 18.500%, 19.750% and 21.000%, respectively. At any date after the first day of the eighteenth month after the date of issuance, the Conversion Price will be the lesser of (i) 79% of the average of the daily low trading prices of the Common Stock for the eighteenth month, (ii) 79% of the average of the daily low trading prices of the Common Stock for the twenty-fourth month, and (iii) 79% of the average of the daily low trade prices of the Common Stock for the thirtieth month (the "Conversion Cap"). The Conversion Price is at all times also subject to customary anti-dilution adjustment for events such as stock splits, stock dividends, reorganizations and certain mergers affecting the Common Stock. No holder of Convertible Preferred Stock will be entitled to convert any share of Convertible Preferred Stock into shares of Common Stock if, following such conversion, the holder and its affiliates (within the meaning of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) will be the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of 10% or more of the outstanding shares of Common Stock.

         In addition, following conversion of the Convertible Preferred Stock into shares of Common Stock, the holders of such shares of Common Stock have agreed to be limited on resales of such shares on any trading day to the greater of (i) 10% of the average daily trading volume of the Common Stock for the five trading days preceding any such sale, (ii) 4,000 shares, and (iii) 10% of the trading volume of the Common Stock on the date of any such sale. Further, upon proper notice the Company has the right, if the Conversion Price falls below a price designated by the Company, and subject to certain other conditions, to honor any conversion request by a cash payment in lieu of the issuance of Common Stock in an amount equal to the proceeds which would otherwise have been received by the holder if conversion were in fact made into shares of Common Stock and such shares were sold at the high trade price on the date of conversion (the "Green Floor").

         The Company is not obligated to issue, in the aggregate, more than 2,016,163 shares of Common Stock if issuance of a larger number of shares would constitute a breach of the rules (the "NASD Rules") of the National Association of Securities Dealers, Inc., including the stockholder approval rules of Nasdaq described above. If stockholder approval is not received prior to March 15, 1998, the Company will be obligated to redeem on or before March 30, 1998, at a premium price, a sufficient number of shares of Convertible Preferred Stock which, in the Company's reasonable judgment, will permit conversion of the remaining shares of Convertible Preferred Stock without breaching the NASD Rules. Any delay in payment will cause such redemption amount to accrue interest at the rate of 0.05% per day until paid. Subject to this requirement to effect a special redemption of the Convertible Preferred Stock, the Company has informed Nasdaq that it will exercise the Green Floor with respect to any issuance of Common Stock upon conversion of any shares of Convertible Preferred Stock which would otherwise constitute a breach of the NASD Rules.

         The Company has agreed to register the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock for resale under the Securities Act no later than March 23, 1998. Any delay in having the related registration statement declared effective by the Commission beyond the applicable period, or any unavailability to the holders of Convertible Preferred Stock of a current prospectus after such period, will require the Company to pay to the holders, in cash, 3% of the total purchase price of the Convertible Preferred Stock, or $189,000 in the aggregate, for each 30-day period of the delay (pro rated for any shorter period).

         The placement agent for the issuances described above was Cappello Capital Corp. (the "Placement Agent"). In consideration for placing such securities, the Placement Agent received aggregate cash compensation of 8.5% of the gross proceeds received by the Company, or $563,000. Further, the Company also agreed to issue to the Placement Agent 6% Convertible Preferred Stock Warrants to acquire an aggregate of 630 shares of 6% Convertible Preferred Stock for a purchase price of $1,000 per share (subject to the same anti-dilution protections as are applicable to the 6% Convertible Preferred Stock). Such warrants will be exercisable for a period of five years for shares of 6% Convertible Preferred Stock. The Company is obligated to register the shares of Common Stock issuable upon exercise and conversion of the Placement Agent warrants for resale under the Securities Act, and is doing so herein. The Placement Agent will retain its compensation whether or not the required shareholder approval of the 1997 Private Placement Issuances is obtained.

Stockholder Approval

         The Company intends to seek the approval of its stockholders of the 1997 Private Placement Issuance to satisfy certain stockholder approval requirements contained in the Company's agreements with Nasdaq and with the holders of 6% Convertible Preferred Stock. It is presently expected that this approval will be sought at a special meeting of Stockholders to be held on March 10, 1998.

                            THE SELLING STOCKHOLDERS

         The following table sets forth the name and the number of shares of Common Stock beneficially owned by each of the Selling Stockholders as of the date of this Prospectus, the number of the shares to be offered by each of the Selling Stockholders and the number and percentage of shares to be owned beneficially by each of the Selling Stockholders if all of the shares offered hereby by the Selling Stockholders are sold as described herein.

                                                                                                                Percentage of
                                   Number of Shares of                                  Number of Shares          Shares of
                                       Common Stock            Number of Shares          of Common Stock            Common
            Name of                 Beneficially Owned         of Common Stock         Beneficially Owned        Stock Owned
      Selling Stockholder          Prior to Offering(1)         Offered Hereby          After Offering(1)       After Offering
      -------------------         ---------------------        ----------------        ------------------       --------------

KA INVESTMENTS                          1,052,631                 1,052,631                    --                     --

ProFutures Special
  Equities Fund, L.P.                    789,473                   789,473                     --                     --

Deere Park Capital
  Management, Inc.
  (as Nominee)                           526,316                   526,316                     --                     --

Linda S. Cappello                        403,158                   403,158                     --                     --

Steven Amos                              315,789                   315,789                     --                     --

Leonardo, L.P.                           315,789                   315,789                     --                     --

Marcy Polier                             315,789                   315,789                     --                     --

Gerard K. Cappello                       304,210                   304,210                     --                     --

Anvil Investment
  Partners, L.P.                         263,158                   263,158                     --                     --

ELARA Ltd.                               263,158                   263,158                     --                     --

OTATO LIMITED
  PARTNERSHIP                            263,158                   263,158                     --                     --

Paul Rajewski                            263,158                   263,158                     --                     --

Marcy Polier, Trustee
  Marcy Polier Living
  Trust                                  210,526                   210,526                     --                     --

Lawrence K. Fleischman                   166,316                   166,316                     --                     --

Licap Partners                           157,895                   157,895                     --                     --

Smart Technology
  Ventures I, LLC                        157,895                   157,895                     --                     --

Peter J. Cocoziello                      105,263                   105,263                     --                     --

Earl E. Gales, Jr.                       105,263                   105,263                     --                     --

Cristina C. Garcia
  (IRA)                                  105,263                   105,263                     --                     --

Teresa I. Grove,
  Trustee, J.F. Grove
  III GRAT #2                            105,263                   105,263                     --                     --

Laredo Capital
  Partners                               105,263                   105,263                     --                     --

AG Super Fund
  International
  Partners, L.P.                          52,632                    52,632                     --                     --

GAM Arbitrage
  Investments, Inc.                       52,632                    52,632                     --                     --

Charles B. Krusen                         52,632                    52,632                     --                     --

Ronald H. Means                           52,632                    52,632                     --                     --

Ramius Fund, Ltd.                         52,632                    52,632                     --                     --

Raphael, L.P.                             52,632                    52,632                     --                     --

Alfred Romano                             52,632                    52,632                     --                     --

John M. Bendheim, Jr.                     26,316                    26,316                     --                     --

Lisa G. Shine                             26,316                    26,316                     --                     --

Loretta Hirsh Shine                       26,316                    26,316                     --                     --

Kenneth L. Staub,
  Trustee Kenneth L.
  Staub Trust dated
  5/9/90                                  26,316                    26,316                     --                     --

    -----------------------

    (1) Such beneficial ownership represents an estimate of the number of shares of Common Stock issuable upon the conversion of shares of 6% Convertible Preferred Stock beneficially owned by such person (either directly or through the exercise of 6% Convertible Preferred Stock Warrants), assuming a price of $2.00 per share of Common Stock was used to determine the number of shares of Common Stock issuable upon conversion. The actual number of shares of Common Stock offered hereby is subject to adjustment and could by materially less or more than the estimated amount indicated depending upon factors which cannot be predicted by the Company at this time, including, among others, application of the conversion provisions based on market prices prevailing at the actual date of conversion. In order to calculate the number of shares of 6% Convertible Preferred Stock or 6% Convertible Preferred Stock Warrants to purchase such shares beneficially held, multiply the amount included in the column captioned "Number of Shares of Common Stock Beneficially Owned Prior to Offering" by 0.00095. This presentation is not intended to constitute a prediction as to the future market price of the Common Stock or as to when Selling Stockholders will elect to convert shares of 6% Convertible Preferred Stock and the 6% Convertible Preferred Stock Warrants issued in the 1997 Private Placement.

                              PLAN OF DISTRIBUTION

         Shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made in the over-the-counter market or otherwise, at prices related to the then current market price or in negotiated transactions, including pursuant to an underwritten offering or one or more of the following methods: (a) purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;
(b) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (c) block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction. The Company has been advised by the Selling Stockholders that they have not made any arrangements relating to the distribution of the shares covered by this Prospectus. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. The Investment Agreement provides that the Company will indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

         In offering the shares of Common Stock covered hereby, the Selling Stockholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions.

         The Company has advised the Selling Stockholders that during such time as they may be engaged in a distribution of Common Stock included herein they are required to comply with Rules 10b-6 and 10b-7 under the Exchange Act and, in connection therewith, that they may not engage in any stabilization activity in connection with the Company's securities, are required to furnish to each broker-dealer through which Common Stock included herein may be offered copies of this Prospectus, and may not bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities of the Company except as permitted under the Exchange Act. The Selling Stockholders have agreed to inform the Company when the distribution of the shares of Common Stock offered hereby is completed.

         Rule 10b-6 under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

         This offering will terminate on the date on which all shares offered hereby have been sold by the Selling Stockholders.

                                  LEGAL MATTERS

         The validity of the shares offered hereby will be passed upon for the Company by Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109.

                                     EXPERTS

         The consolidated balance sheets of the Company as of December 31, 1995 and 1996 and the consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996, all appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon included therein and incorporated herein by reference and are so incorporated herein by reference in reliance upon such firm given upon their authority as experts in accounting and auditing.

================================================================================

         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION OF AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE HEREOF.

                                 ---------------

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

Available Information .................................................       3
Incorporation of Certain Documents By Reference .......................       3
Special Note Regarding Forward-Lookng Information .....................       4
The Company ...........................................................       5
Risk Factors ..........................................................       6
Use of Proceeds .......................................................      17
The Purchase Agreements ...............................................      17
The Selling Stockholders ..............................................      19
Plan of Distribution ..................................................      12
Legal Matters .........................................................      13
Experts ...............................................................      13


                                 ---------------





================================================================================

================================================================================


                                  ORAVAX, INC.



                                7,294,737 SHARES
                                  COMMON STOCK





                                   ----------

                                   PROSPECTUS

                                   ----------






                                 _________, 1998






================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Company. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

          Filing Fee - Securities and Exchange                   $ 4,842
              Commission

          Legal fees and expenses of the                         $ 5,000
              Company

          Accounting fees and expenses                           $ 5,000

          Blue Sky fees and expenses                                  --

          Printing expenses                                           --

          Miscellaneous expenses                                 $   158


          Total Expenses                                         $15,000

Item 15.  Indemnification of Directors and Officers.

         Article EIGHTH of the Registrant's Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

         Article NINTH of the Registrant's Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

         Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

         Article NINTH of the Registrant's Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

         Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

         The Company maintains a general liability insurance policy which covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 16.  LIST OF EXHIBITS.

  5      Opinion of Hale and Dorr LLP.

 23.1    Consent of Hale and Dorr LLP, included in Exhibit 5 filed herewith.

 23.2    Consent of Coopers & Lybrand L.L.P.

 24      Power of Attorney (See page II-5 of this Registration Statement).

------------------


ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

         (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the indemnification provisions described herein, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 30th day of January, 1998.

                                      ORAVAX, INC.

                                      By:  /s/ Lance K. Gordon
                                          --------------------------------------
                                          Lance K. Gordon
                                          President and Chief Executive Officer


                                POWER OF ATTORNEY

         We, the undersigned officers and directors of OraVax, Inc., hereby severally constitute Lance K. Gordon and John M. Westcott, Jr., and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Renaissance Solutions, Inc. to comply with the provisions of the Securities Act and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                                     Title                                         Date
---------                                     -----                                         ----


 /s/ Lance K. Gordon                          President, Chief Executive Officer and        January 30, 1998
------------------------------                Director (Principal Executive Officer
Lance K. Gordon                               and Principal Financial and
                                              Accounting Officer)

 /s/ C. Boyd Clarke                           Director                                      January 30, 1998
------------------------------
C. Boyd Clarke

 /s/ Andre L. Lamotte                         Director                                      January 30, 1998
------------------------------
Andre L. Lamotte

 /s/ Douglas MacMaster                        Director                                      January 30, 1998
------------------------------
Douglas MacMaster

 /s/ Allen Misher                             Director                                      January 30, 1998
------------------------------
Allen Misher